Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL SECOND

QUARTER ENDED MARCH 31, 2010

Total digital revenue grows 15% to $199 million;

Digital revenue climbs to 47% of U.S. Recorded Music revenue

•	Total revenue of $662 million declined 1% from the prior-year quarter, and was down 6% on a constant-currency basis.

•

Digital revenue was $199 million, or 30% of total revenue, up 8% sequentially from the first quarter of fiscal 2010, and up 15% from $173 million in the prior-year quarter. On a constant-currency basis, digital revenue grew 11% sequentially and was up 12% from the prior-year quarter.

•	Operating income grew 60% to $24 million compared to $15 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) was up 9% to $87 million from $80 million in the prior-year quarter.

•	Net loss was ($0.17) per diluted share compared to net loss of ($0.45) per diluted share in the prior-year quarter.

NEW YORK, May 6, 2010—Warner Music Group Corp. (NYSE: WMG) today announced its second-quarter financial results for the period ended March 31, 2010.

“This quarter provided another example of our ability to generate stable results, even in the face of continued industry-wide pressures and a limited release schedule—delivering growing OIBDA with only moderate revenue declines,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We remain on track to achieve our long-term financial and strategic goals, including driving free cash flow, developing innovative digital solutions, enhancing the value and growth of Warner/Chappell, investing in artist development and expanding our artist services business.”

“We continue to expect our fiscal year 2010 release schedule to be fourth-quarter weighted,” Steven Macri, Warner Music Group’s Executive Vice President and CFO, added. “One year after our May 2009 refinancing, our balance sheet continues to strengthen, highlighting the attractive fundamental cash characteristics of our business.”

For the quarter, revenue declined 1.3% to $662 million from $671 million in the prior-year quarter, and was down 6.0% on a constant-currency basis. This performance primarily reflected a light release schedule and the effects of the transition from physical sales to digital sales in the recorded music industry. In addition, continued general economic pressures have resulted in decreased discretionary spending by consumers and a reduction by retailers in the amount of floor and shelf space dedicated to music.

International revenue rose 4.6%, but decreased 4.5% on a constant-currency basis, while domestic revenue declined 7.1%. Revenue growth in the U.K. was offset by weakness in the U.S., Asia and the rest of Europe. Digital revenue of $199 million grew 15.0% over the prior-year quarter, or 11.8% on a constant-currency basis. Digital revenue was up 8.2% sequentially from the first quarter of fiscal 2010, or 10.6% on a constant-currency basis, and represented 30.1% of total revenue for the quarter.

Operating income grew 60.0% to $24 million from $15 million in the prior-year quarter and operating margin was up 1.4 percentage points to 3.6%. OIBDA increased 8.8% to $87 million from $80 million in the prior-year quarter and OIBDA margin expanded 1.2 percentage points to 13.1% as a result of continued cost-management efforts and leveraging our highly variable cost structure (see below for calculations and reconciliations of OIBDA and OIBDA margin).

Net loss was $25 million, or ($0.17) per diluted share, for the quarter, compared with net loss of $68 million, or ($0.45) per diluted share, in the prior-year quarter. The decline in net loss was attributable to higher operating income, a decrease in other expenses and lower taxes due to our tax planning efforts, partially offset by increased interest expense. In the prior-year quarter, other expenses included charges of $29 million related to the previously disclosed impairment of cost-method investments.

As of March 31, 2010, the company reported a cash balance of $383 million, total long-term debt of $1.93 billion and net debt (total long-term debt minus cash) of $1.55 billion.

Net cash provided by operating activities was $93 million compared to $144 million in the prior-year quarter. The decline was primarily related to lower year-over-year sales and the timing of sales and collections versus the prior year.

Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) of $54 million took into account $31 million in cash used for Music Publishing investments, including two previously announced Warner/Chappell production music acquisitions. Free Cash Flow in the comparable fiscal 2009 quarter was $125 million. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $54 million, compared to $156 million in the comparable fiscal 2009 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Following the company’s May 2009 refinancing, all of the company’s cash interest payments are made semi-annually in the first and third quarters of the fiscal year. As a result, there was no cash interest in the quarter, compared to $31 million in the prior-year quarter. The company previously made quarterly interest payments under its senior secured credit facility, which was retired in May 2009.

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 0.9% from the prior-year quarter to $534 million, and fell 5.5% on a constant-currency basis. The decline in constant-currency revenue reflected weakness in the U.S., Asia and most of Europe, partially offset by strength in the U.K. Both local and international artists fueled growth in Recorded Music revenue in the U.K.

International Recorded Music revenue grew 4.8% from the prior-year quarter to $284 million, but fell 4.4% on a constant-currency basis, while domestic Recorded Music revenue fell 6.7% from the prior-year quarter to $250 million. The company experienced strong growth in international revenue from digital downloads, while contracting demand for physical product negatively impacted global physical revenue. Major sellers in the quarter included Michael Bublé, Christophe Maé, Muse and Paolo Nutini.

Recorded Music digital revenue of $189 million grew 13.9% over the prior-year quarter, or 11.2% on a constant-currency basis, and represented 35.4% of total Recorded Music revenue, compared with 30.8% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $117 million, or 46.8% of total domestic Recorded Music revenue, compared with 41.0% in the prior-year quarter. Year-over-year digital revenue growth was driven by global strength from digital downloads.

Recorded Music operating income grew to $6 million from $2 million in the prior-year quarter, resulting in an operating margin of 1.1%, up 0.7 percentage points from 0.4% in the prior-year quarter. Recorded Music OIBDA rose 8.9% to $49 million for the quarter and Recorded Music OIBDA margin expanded 0.8 percentage points from the prior-year quarter to 9.2% as a result of ongoing cost-management efforts and leveraging our highly variable cost structure.

Music Publishing

Music Publishing revenue declined 1.5% from the prior-year quarter to $134 million, and was down 6.3% on a constant-currency basis. International Music Publishing revenue grew 3.8%, but fell 4.7% on a constant-currency basis, while domestic Music Publishing revenue declined 8.6% from the prior-year quarter to $53 million.

Digital revenue from Music Publishing was up 85.7% from the prior-year quarter to $13 million, and rose 62.5% on a constant-currency basis, representing 9.7% of total Music Publishing revenue. Mechanical revenue was down 2.4%, performance revenue declined 6.8% and synchronization revenue fell 4.0%. On a constant-currency basis, mechanical revenue was down 9.1%, performance revenue declined 11.3% and synchronization revenue fell 7.7%.

Music Publishing operating income of $43 million was up 16.2% from the prior-year quarter, resulting in an operating margin of 32.1%, up 4.9 percentage points from the prior-year quarter. Music Publishing OIBDA grew 10.9% to $61 million and Music Publishing OIBDA margin expanded 5.1 percentage points to 45.5%. The margin expansion was primarily the result of an adjustment in royalty reserves and our continued focus on maximizing the profitability of our publishing investments.

Financial details for the quarter and fiscal year can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp.—Consolidated Statements of Operations, Three and Six Months 3/31/10 versus 3/31/09 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	% Change	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$662	$671	(1)%	$1,580	$1,558	1%
Costs and expenses:
Cost of revenues	(323)	(341)	(5)%	(834)	(834)	—
Selling, general and administrative expenses	(261)	(259)	1%	(565)	(554)	2%
Amortization of intangible assets	(54)	(56)	(4)%	(110)	(114)	(4)%

Total costs and expenses	$(638)	$(656)	(3)%	$(1,509)	$(1,502)	—

Operating income	$24	$15	60%	$71	$56	27%
Interest expense, net	(46)	(41)	12%	(97)	(85)	14%
Other (expense) income, net	(4)	(32)	(88)%	(3)	3	—

Loss before income taxes	$(26)	$(58)	(55)%	$(29)	$(26)	12%

Income tax expense	(2)	(10)	(80)%	(15)	(26)	(42)%

Net loss	$(28)	$(68)	(59)%	$(44)	$(52)	(15)%
Less: loss attributable to noncontrolling interest	3	—	—	2	7	(71)%

Net loss attributable to Warner Music Group Corp.	$(25)	$(68)	(63)%	$(42)	$(45)	(7)%

Net loss per common share attributable to Warner Music Group Corp:
Basic	$(0.17)	$(0.45)		$(0.28)	$(0.30)
Diluted	$(0.17)	$(0.45)		$(0.28)	$(0.30)

Weighted average common shares:
Basic	149.6	149.5		149.6	149.3
Diluted	149.6	149.5		149.6	149.3

Figure 2. Warner Music Group Corp.—Consolidated Balance Sheets as of 3/31/10 and 09/30/09 (dollars in millions)

	March 31, 2010	September 30, 2009	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$383	$384	—
Accounts receivable, less allowances of $107 and $135	406	550	(26)%
Inventories	38	46	(17)%
Royalty advances (expected to be recouped w/in 1 year)	157	171	(8)%
Deferred tax assets	29	29	—
Other current assets	53	48	10%

Total Current Assets	$1,066	$1,228	(13)%
Royalty advances (expected to be recouped after 1 year)	192	209	(8)%
Investments	9	18	(50)%
Property, plant & equipment, net	95	100	(5)%
Goodwill	1,026	1,027	—
Intangible assets subject to amortization, net	1,203	1,317	(9)%
Intangible assets not subject to amortization	100	100	—
Other assets	61	64	(5)%

Total Assets	$3,752	$4,063	(8)%

Liabilities & Equity (Deficit):
Current Liabilities
Accounts payable	$160	$219	(27)%
Accrued royalties	1,103	1,185	(7)%
Accrued liabilities	216	282	(23)%
Accrued interest	59	57	4%
Deferred revenue	82	113	(27)%
Other current liabilities	3	16	(81)%

Total Current Liabilities	$1,623	$1,872	(13)%

Long-term debt	1,934	1,939	—
Deferred tax liabilities, net	159	164	(3)%
Other noncurrent liabilities	152	172	(12)%

Total Liabilities	$3,868	$4,147	(7)%

Common stock	—	—
Additional paid-in capital	606	601	1%
Accumulated deficit	(828)	(786)	5%
Accumulated other comprehensive income, net	51	42	21%

Total Warner Music Group Corp. Shareholders’ Deficit	$(171)	$(143)	20%

Noncontrolling interest	55	59	(7)%

Total equity (deficit)	(116)	(84)	38%

Total Liabilities & Deficit	$3,752	$4,063	(8)%

Figure 3. Warner Music Group Corp.—Summarized Statements of Cash Flows, Three and Six Months 3/31/10 versus 3/31/09 (dollars in millions)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	% Change	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$93	$144	(35)%	$51	$187	(73)%
Net cash (used in) provided by investing activities	(39)	(19)	—	(41)	98	—
Net cash used in financing activities	(2)	(4)	(50)%	(2)	(8)	(75)%
Effect of foreign currency exchange rates on cash	(8)	(12)	(33)%	(9)	(30)	(70)%

Net increase (decrease) in cash	$44	$109	(60)%	$(1)	$247	(100)%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp.—Reconciliation of OIBDA to Net Loss, Three and Six Months 3/31/10 versus 3/31/09 (dollars in millions)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	% Change	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$87	$80	9%	$199	$187	6%
Depreciation expense	(9)	(9)	—	(18)	(17)	6%
Amortization expense	(54)	(56)	(4)%	(110)	(114)	(4)%

Operating income	$24	$15	60%	$71	$56	27%
Interest expense, net	(46)	(41)	12%	(97)	(85)	14%
Other income (expense), net	(4)	(32)	(88)%	(3)	3	—

Loss before income taxes	$(26)	$(58)	(55)%	$(29)	$(26)	12%

Income tax expense	(2)	(10)	(80)%	(15)	(26)	(42)%

Net loss	$(28)	$(68)	(59)%	$(44)	$(52)	(15)%
Less: loss attributable to noncontrolling interest	3	—	—	2	7	(71)%

Net loss attributable to Warner Music Group Corp.	$(25)	$(68)	(63)%	$(42)	$(45)	(7)%

Operating income margin	3.6%	2.2%		4.5%	3.6%
OIBDA margin	13.1%	11.9%		12.6%	12.0%

Figure 5. Warner Music Group Corp.—Reconciliation of Segment Operating Income to OIBDA, Three and Six Months 3/31/10 versus 3/31/09 (dollars in millions)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	% Change	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income—GAAP	$24	$15	60%	$71	$56	27%
Depreciation and Amortization	63	65	(3)%	128	131	(2)%

Total WMG OIBDA	$87	$80	9%	$199	$187	6%

Recorded Music Operating Income—GAAP	$6	$2	—	$74	$61	21%
Depreciation and Amortization	43	43	0%	88	91	(3)%

Recorded Music OIBDA	$49	$45	9%	$162	$152	7%

Music Publishing Operating Income—GAAP	$43	$37	16%	$47	$43	9%
Depreciation and Amortization	18	18	—	36	34	6%

Music Publishing OIBDA	$61	$55	11%	$83	$77	8%

Constant Currency

Because exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant currency by calculating prior-year results using current-year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $33 million, $26 million, $7 million and $5 million favorable impact of exchange rates on our Total, Recorded Music, Music Publishing and Total Digital revenue, respectively, in the three months ended March 31, 2010 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp.—Revenue by Geography and Segment, Three and Six Months 3/31/10 versus 3/31/09 as Reported and Constant Currency (dollars in millions)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Three Months Ended March 31, 2009	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	Six Months Ended March 31, 2009
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$250	$268	$268	$535	$583	$583
Music Publishing	53	58	58	99	106	106

International revenue
Recorded Music	284	271	297	782	713	783
Music Publishing	81	78	85	176	165	178

Intersegment eliminations	(6)	(4)	(4)	(12)	(9)	(9)

Total Revenue	$662	$671	$704	$1,580	$1,558	$1,641

Revenue by Segment:
Recorded Music	$534	$539	$565	$1,317	$1,296	$1,366
Music Publishing
Mechanical	40	41	44	87	87	92
Performance	55	59	62	105	108	113
Synchronization	24	25	26	49	47	49
Digital	13	7	8	28	22	23
Other	2	4	3	6	7	7

Total Music Publishing	134	136	143	275	271	284
Intersegment eliminations	(6)	(4)	(4)	(12)	(9)	(9)

Total Revenue	$662	$671	$704	$1,580	$1,558	$1,641

Total Digital Revenue	$199	$173	$178	$383	$344	$353

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay any regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP— “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp.—Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Six Months 3/31/10 versus 3/31/09 (dollars in millions)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$93	$144	$51	$187
Less: Capital expenditures	8	6	15	9
Less: Net cash paid for (received from) investments	31	13	35	(107)

Free Cash Flow (a)	$54	$125	$1	$285

(a) - Free Cash Flow includes cash paid for interest as follows (dollars in millions):

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$54	$125	$1	$285
Plus: Cash paid for interest	—	31	81	66

Unlevered After-Tax Cash Flow	$54	$156	$82	$351

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com